EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of 12:01 a.m. on February 4, 2013 (the “Effective Time”), by and between Tristar Wellness Solutions, Inc., a Nevada corporation maintaining an address at 10 Saugatuck Ave., Westport, Connecticut 06880 (“TWS”) and TriStar Consumer Products, Inc., a Nevada corporation and a subsidiary of TWS (the “Purchaser”), on the one hand, and NorthStar Consumer Products, LLC, a Connecticut limited liability company maintaining business offices at 10 Saugatuck Ave, Westport CT 06880 (“NCP”),  and John Linderman and James Barickman, individuals (the “Shareholders”) (hereinafter NCP and the Shareholders are sometimes referred to, individually as a “Seller Party” and collectively as the “Sellers” or the “Seller Parties”), on the other hand.

BACKGROUND INFORMATION

WHEREAS, NCP are in the business of developing and selling health and beauty products. Currently NCP owns a brand of skincare and other products specifically targeted for pregnant women.  In addition NCP own a formula being developed for OTC itch suppression. Collectively these product lines represent the “Business”, and the Shareholders are the owners of all of the capital stock in Sellers.  This Agreement sets forth the terms and conditions upon which Purchaser is acquiring from Seller, and Seller is selling and delivering to Purchaser, certain assets of the Business.

WHEREAS, TWS and NCP are parties to that certain License and Asset Purchase Option Agreement dated June 25, 2012 (the “License Agreement”), under with TWS has the option to purchase the Business from NCP upon certain conditions being satisfied.

WHEREAS, the conditions to be satisfied under the License Agreement are set forth below, and the Purchaser and the Seller Parties wish to consummate the transaction whereby the Seller Parties will sell the Business, and all related assets, to the Purchaser.

OPERATIVE PROVISIONS

In consideration of the mutual covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, the Shareholder and Purchaser hereby mutually agree as follows:

1. SALE AND TRANSFER OF ASSETS; CLOSING.

1.1. Purchase Option Conditions.  Under the License Agreement, upon the following conditions being met, TWS had an irrevocable option to purchase all NCP’s right, title, and interest on an “As Is” basis in the assets set below, which TWS could exercise upon all of the following conditions being met:

(i) TWS must be a fully reporting company under the Securities Exchange Act of 1934, as amended (the “’34 Act”), and be current in its reporting obligations under the ’34 Act, on a basis reasonably acceptable to the Sellers;

(ii) There must be mutually-agreed written employment agreements in place, to be effective upon TWS closing the purchase of the Assets, hiring John Linderman as President and Chief Executive Officer and James Barickman as Chief Marketing Officer of TWS;

(iii) TWS must be in a position to support the marketing and other operational needs of the Business, and to otherwise meet its financial obligations as they become due and not be delinquent in any outstanding payment obligations;

(iv) TWS shall have fully assumed the obligations for the “Product Line Payment” under the contract described on Schedule 3.4 to the License Agreement with respect to a sale of the Beaute de Maman business, on a basis mutually acceptable to the Parties and to the seller of the Beaute de Maman business, and without liability or obligation of NCP; and

(v) There shall be no litigation or inquiry, investigation or proceeding (whether preliminary, formal or informal) by any governmental unit, agency or regulatory body (or SRO), or by any current or former TWS stockholder or TWS or Purchaser creditor, that is pending or overtly threatened against the Purchaser or TWS, including without limitation, no litigation, inquiry, investigation or proceeding with respect to TWS’s securities issuances and/or ’34 Act filings, or seeking to delist or remove TWS from the OTC Markets (Pink Sheets).

1.2. Exercise of Purchase Option.  This Agreement evidences TWS’s exercise of the option to purchase the Business set forth in the License Agreement.  Regarding the above conditions:  (i) has been met by TWS, (ii) will be put in place at closing of the transaction contemplated hereby, (iii) has not been met but additional provisions have been agreed to between the parties to cover NCP in the event NCP must pay a TWS obligation related to the Business (see Section 5.3); (iv) must work out acceptable terms with Ms. Brown pre-Closing or TWS must indemnify NCP for any payments it makes to Ms. Brown related to the Business (see Section 5.3), and (v) has been met.

1.3. Assets.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (hereinafter defined), the Sellers shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from Sellers, all of Sellers’ right, title, and interest in and to certain of Sellers’ property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located as specifically set forth on Exhibit A (the “Assets”), but excluding the Excluded Assets (hereinafter defined).  All of the Assets relate to the Business and do not relate to any other assets or business of NCP.

1.4. Excluded Assets.  Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, the following assets of Sellers (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Sellers after the Effective Time.

1.4.1 all minute books, stock records and corporate seals;

1.4.2 any equity securities of Seller held in treasury;

1.4.3 all personnel records and other records that Seller is required by law to retain in its possession;

1.4.4 all rights in connection with and assets of any employee benefit plans maintained by Seller;

1.4.5 cash and bank deposits of Sellers as of the Effective Time;

1.4.6 all rights of Sellers under this Agreement;

1.4.7 all assets, if any, specifically set forth on Schedule 1.2; and

1.4.8 any other assets of NCP not related to the Business.

1.5. Consideration.  The consideration for the purchase of the Assets (the “Purchase Price”) will be Seven Hundred Fifty Thousand (750,000) shares of TWS’s Series D Convertible Preferred Stock (the “Shares”), put in the name(s) as instructed by NCP.

1.6. Liabilities.  At the Closing, Purchaser shall assume and agree to discharge only the obligations of Sellers set forth in Exhibit B (the “Assumed Liabilities”).  Except for the Assumed Liabilities, Purchaser shall not assume any Liabilities of Sellers or the Shareholders; and Sellers shall pay, perform and discharge all of such Liabilities in accordance with their terms.  For purposes of this Agreement, the term “Liabilities” means any existing or future liability, obligation, debt, account payable, lease obligation, contract, agreement, duty or commitment of Sellers or Shareholders of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of Sellers or the Shareholders.

1.7. Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Contemplated Transactions”) shall take place at the offices of the Purchaser on February 4, 2013, (the “Closing Date”) or at such other time and place as the parties shall agree.  At the Closing the parties shall deliver the following documents:

1.7.1 Selling Parties’ Deliveries at the Closing.  Sellers shall deliver to Purchaser at the Closing the following items:

(i)	a Bill of Sale from Sellers to Purchaser in form and substance acceptable to Purchaser;

(ii)
a copy of the resolutions duly adopted by Sellers’ Boards of Directors and Shareholders authorizing the execution, delivery, and performance of this Agreement and the consummation of the Contemplated Transactions, certified by an officer of Sellers;

(iii)	unaudited financial statements and management reports for December 31, 2010 and December 31, 2011, and each subsequent calendar quarter starting with March 31, 2012;

(iv)	evidence that any and all security interests covering the Assets have been released by Sellers’ lenders or transferred to Purchaser; and

(v)	all other documents or instruments required by this Agreement or reasonably required by Purchaser’s counsel to consummate the Contemplated Transactions.

1.7.2 Purchaser’s Deliveries at the Closing.  At the Closing, or as otherwise set forth below, Purchaser shall deliver the following:

1.7.2.1 Purchaser shall deliver to Sellers:

(i) a copy of the resolutions duly adopted by the Board of Directors of Purchaser authorizing the execution, delivery, and performance of this Agreement and the consummation of the Contemplated Transactions, certified by an officer of Purchaser; and

(ii) all other documents or instruments required by this Agreement or reasonably required by Sellers’ counsel to consummate the Contemplated Transactions.

2. REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES.

The Seller Parties, jointly and severally, represent and warrant to Purchaser as follows, which representations and warranties shall survive the consummation of the Contemplated Transactions:

2.1. Organization; Power; Authority.  NCP is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Connecticut, with full power and authority to carry on the Business as now being conducted and to own, operate and lease (as the case may be) the Assets and to perform all of its obligations.  Sellers have the corporate power and authority to sell, assign, transfer, convey and deliver to Purchaser the Assets as contemplated by this Agreement, and the execution, delivery and performance of this Agreement and the Contemplated Transactions have been properly and duly authorized by Sellers.  Shareholders have the authority to enter into this Agreement and consummate the Contemplated Transactions.  This Agreement and all other agreements executed in connection with the Contemplated Transactions constitute, or will constitute upon execution, the legal, valid and binding obligations of Sellers and Shareholders, enforceable in accordance with their respective terms.

2.2. No Conflict or Violation; Approvals.  The execution, delivery and performance of this Agreement and the Contemplated Transactions will not (a) violate or conflict with Sellers’ articles of organization or operating agreements; (b) cause a breach of, or a default under, or create any right for any party to accelerate, terminate, modify or require notice under or cancel, any contract, permit, authorization or concession that Sellers or the Shareholders is a party or by which any of the Assets are bound; (c) violate by Sellers or Shareholders any law, rule, regulation, constitution, injunction, judgment, order, decree, ruling or other restriction of any government, government agency or court; or (d) impose any encumbrance, restriction or charge on the Business or on any of the Assets.  No consent, approval or authorization of, or declaration, filing or registration with, any authority, or any other person or entity, is required to be made or obtained by Sellers or Shareholders in connection with the execution, delivery and performance of the Agreement and the Contemplated Transactions, except as have been received by Sellers or Shareholders prior to the Closing.

2.3. Capitalization.  The Seller Parties own 100% of the outstanding capital stock of Sellers free and clear of all encumbrances.  No other person has a contract right, whether by issuance, sale, transfer, or otherwise to any capital stock of Sellers.  NCP has no subsidiaries.

2.4. Financial Statements.  Sellers have delivered to the Purchaser complete and correct copies of unaudited financial statements of Seller for the periods ended as of December 31, 2010 and December 31, 2011, and the three and nine months ended September 30, 2012 (the “Financial Statements”).  The Financial Statements were prepared in accordance with GAAP consistently applied throughout the periods indicated; are consistent with the books and records of the Business; and present fairly the financial condition and results of operations of the Business as of the date thereof and the period then ended.  There has not been any change in the assets, liabilities, financial condition or operations of Sellers from that reflected in the Financial Statements for the period ending as of the Closing Date, except changes in the ordinary course of business that have not been, individually or in the aggregate, materially adverse.  Except to the extent reflected or reserved against or noted in the Financial Statements, Sellers have, as of the date thereof, no material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, including without limitation tax liabilities, whether incurred in respect to or measured by Sellers’ income for any period prior to the date of such Financial Statements, or arising out of transactions entered into, or any set of facts existing prior thereto.  There exists no basis for the assertion against Sellers or the Business as of the date hereof or as of the date of the Financial Statements, of any material liability of any nature or in any amount not fully reflected or reserved against or noted in the Financial Statements.

2.5. Title.  Sellers have good and marketable title to all of the Assets, free and clear of all liens, assignments, security interests, claims, mortgages, encumbrances or charges of any kind or nature (“Liens”).  As of the Closing Date, Purchaser shall acquire good and marketable title to all of the Assets free and clear of all Liens, except those set forth in Exhibit B.  The Assets constitute all of the assets (tangible and intangible, and including, but not limited to, all intellectual property assets) necessary to operate the Business in the manner presently operated by Sellers and each of the Assets is in good operating condition and repair, normal wear and tear excepted.  Without limitation the Assets include all of Sellers’ right, title, and interest in and to the following (in each case except for the Excluded Assets), wherever located:

2.5.1 All of Sellers’ office equipment and furniture (collectively, the “Equipment”), including, without limitation, the Equipment disclosed in Exhibit A.

2.5.2 All inventories of Sellers and all goods and supplies, in each case to the extent used directly or indirectly in or otherwise relating primarily to the Business (the “Inventory”).  All items included in the Inventory consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business of Seller except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements, as the case may be.

2.6 Material Contracts.  Other than as set forth in Schedule 2.6, Sellers are not parties to any contract related to the Business under which Sellers paid (a) $10,000 or more during the 12 month period ending December 31, 2011, (b) received $10,000 or more during the 12 month period ending December 31, 2011, or (c) would, absent this Agreement and the Contemplated Transactions, reasonably expect to pay or receive $10,000 or more for the 12 month period immediately following the Closing Date.  Neither NCP nor the Shareholders are subject to any contract: (i) that contains covenants limiting the freedom of Sellers or the Shareholders to compete in any line of business in any geographic area; (ii) that requires Sellers to share any profits, or requires any payments or other distributions based on profits, revenues or cash flows; (iii) pursuant to which third parties have been provided with products that can be returned to Sellers in the event they are not sold and which could involve products valued at $10,000 or more (invoice price) in the aggregate; or (iv) that has had or, assuming that Purchaser complies with its obligations thereunder, may in the future have a material adverse effect upon the business, earnings, financial condition, or prospects of Purchaser.

2.7 Litigation.  There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Seller Parties, threatened against or affecting the Assets or the operation of the Business before any foreign, federal, state, local or other governmental authority or agency, or involving any private parties.

2.8 Compliance with Laws.  The operation of the Business and the Assets conform to the requirements of all applicable laws, rules, orders, ordinances, decrees and regulations of all governmental agencies, whether national, state or local, having jurisdiction there-over, and no material claim alleging nonconformity or noncompliance with respect to such matters has been made or threatened against Sellers and/or the Assets or, to Sellers’ Parties knowledge, may in the foreseeable future be made by any such agency.

2.9 Employee Benefit Plans.  Sellers have no formal or informal health, dental, vision, life, retirement, profit sharing, deferred compensation, pension, stock options, sick leave or sick time employee benefit plans in effect.

2.10 Employee Matters.

2.10.1  List of Personnel.  Schedule 2.10.1 contains a true and complete list of the names and current compensation levels of all active employees involved in the Business as of the date hereof.  Since December 31, 2011, there has been no increase in the compensation of the employees of Seller.

2.10.2 Employee Relations.  There is no labor strike, dispute, slowdown, stoppage, similar activity pending or, to the knowledge of the Seller Parties, threatened against Sellers pertaining to the Business or the employees involved in the Business.  There are no charges, investigations, administrative proceedings, or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to the knowledge of the Seller Parties, threatened before the Equal Employment Opportunity Commission or any federal, state, or local agency or court against Sellers or the Shareholders pertaining to the Business or the employees of the Business, and, to the knowledge of the Seller Parties, no basis for any such charge, investigation, administrative proceeding, or complaint exists.

2.10.3 No Liabilities or Obligations.  Except as reflected on the Financial Statements Sellers have no liabilities or obligations to any beneficiaries, governmental authorities, or any other parties arising out of or relating to any employee claims.

2.10.4 Worker’s Compensation Insurance Coverage and Claims.. Sellers have in full force and effect worker’s compensation coverage in each jurisdiction in which Sellers are required to maintain such coverage by applicable state law.  Sellers have paid or accrued all workers’ compensation premiums required to be paid in each jurisdiction in which Seller is required to maintain such coverage by applicable state law.

2.11 Taxes.  The Seller Parties have filed all required tax returns in connection with the Assets and the operation of the Business.  All tax returns filed by Sellers or the Shareholders in connection with the Assets and the operation of the Business are true, correct, and complete.  The Seller Parties have paid, or made provision for the payment of, all taxes that have or may have become due pursuant to tax returns that are or were required to be filed by Sellers or the Shareholders in connection with the Assets and the operation of the Business, or pursuant to any assessment received by Sellers or the Shareholders.  There exists no proposed tax assessment against Sellers or any shareholder of NCP in connection with the Assets and the operation of the Business. All taxes that Sellers or the Shareholders are required to withhold or collect in connection with the operation of the Assets and the Business have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other person.

2.12 Environmental Matters.  Sellers have duly complied with, and the Business and all Assets are in compliance in all Environmental Laws (hereinafter defined); there have been no citations, notices or orders of noncompliance issued to Sellers under any such Environmental Laws.  For the purposes of this Agreement, “Environmental Law” means any applicable law, order, regulation, decree, permit, license, ordinance or other federal. State, county, provincial, local or foreign governmental requirements in effect as of the Closing Date relating to pollution, the protection of human health and the environment, or the spill of any hazardous substance in the environment.  Environmental laws include, but are not limited to, the following statutes (and their implementing regulations);Comprehensive Environmental Response, compensation and Liability Act (42 U.S.C. 9601, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901, et seq.), the Federal Water Pollution Control Act (33 U.S.C. 1251, et seq.), the clean Air Act (42 U.S.C. 7401, et seq.), the Toxic Substance Control Act (15 U.S.C. 2601, et seq.), the Emergency Planning Community Right to Know Act (42 U.S.C. 11001, et seq.), and the Occupational Safety and Health Act of 1970. “Hazardous Substance” means any petroleum, petroleum by-products, polychlorinated biphenyl and any other chemicals, materials, substances or wastes which are currently defined or regulated as "hazardous substances, "hazardous materials,"  "hazardous wastes," "extremely hazardous wastes,"  "restricted hazardous wasted," "toxic substances," "toxic pollutants," "toxic air pollutants," "hazardous air pollutants," "pollutants," or "contaminants" under any Environmental Law.

2.13 Broker’s or Finder’s Fees.  None of the Seller Parties has incurred, nor will any of them incur, directly or indirectly, any liability for brokerage or finders’ fees or any similar charges in connection with this Agreement or the Contemplated Transactions.

2.14 Material Misstatements or Omissions.  No representations or warranties by the Seller Parties in this Agreement, nor any document, exhibit, statement, certificate or schedule furnished to Purchaser pursuant hereto, contains, or with respect to other documents to be delivered by the Seller Parties at Closing, will contain any untrue statement of a material fact, or omits to state any material fact necessary to make the statements or facts contained therein not misleading.

2.15 Information; Suitability.  The Seller Parties, along with their advisors have such knowledge and experience in financial and business matters that the Seller Parties are capable of evaluating the merits and risks of the Purchase Price consideration and the Contemplated Transactions.  The Seller Parties are aware that The Lebrecht Group has represented only the interests of TWS and the Purchaser in connection with this Agreement and the Contemplated Transactions and the Seller Parties have sought such accounting, legal and tax advice as the Seller Parties have considered necessary to make an informed decision with respect to the Contemplated Transactions and have determined that the Purchase Price Consideration and other terms and conditions of the Contemplated Transaction are fair and reasonable to the Seller Parties.

2.16 Intention.  The Seller Parties have not entered into this Agreement or agreed to complete the Contemplated Transactions with the actual intent to hinder, delay, or defraud any creditor of the Seller Parties.

2.17 Value of Assets.  The Seller Parties have received reasonably equivalent value in exchange for the obligations to be undertaken pursuant to the Contemplated Transactions.  Giving effect to the Contemplated Transactions, the fair market value of the Business’ assets exceeds the Business’ total liabilities, whether accrued, absolute, contingent or otherwise.  NCP’s assets do not and, immediately following the Contemplated Transactions, will not, constitute unreasonably small capital to carry out NCP’s business as conducted or as proposed to be conducted.

2.18 No Bankruptcy.  No petition in bankruptcy has been filed against either NCP or the Shareholders or any affiliate of either of them during the last seven years, and neither NCP, the Shareholders nor any affiliate of either of them in the last seven years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.  Neither the Seller Parties nor any affiliate of the Seller Parties is contemplating the filing of a petition under any state or federal bankruptcy or insolvency laws.  None of the Seller Parties has any knowledge of any person contemplating the filing of any such petition against it or an affiliate of the Seller Parties.

2.19 Restricted Shares.  Sellers and Shareholders acknowledge that the Shares are restricted securities under Rule 144 of the Securities Act of 1933, and, therefore, when issued by the Purchaser will contain a restrictive legend substantially similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

2.20 Preferred Stock.  Sellers and Shareholders are aware the Shares are Series D Convertible Preferred Stock of TWS and are aware of the terms of such Series D Convertible Preferred Stock and have reviewed the Certificate of Designation that sets forth the terms of the Series D Convertible Preferred Stock.

3. REPRESENTATIONS AND WARRANTIES OF PURCHASER.  Purchaser represents and warrants to the Seller Parties as follows:

3.1 Organization and Power.  Purchaser is a duly organized and validly existing Nevada corporation, and is a wholly-owned subsidiary of TWS.  Purchaser has the power and authority to carry on its business as now being conducted and to own, operate and lease its properties in the places where such business is now conducted and where such properties are now owned, leased or operated.

3.2 Authorization.  The execution, delivery and performance of this Agreement by Purchaser and the consummation of the Contemplated Transactions by the Purchaser have been duly authorized by the Purchaser.  This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms.

3.3 Broker’s or Finder’s Fees.  Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or any similar charges in connection with this Agreement or the Contemplated Transactions.

4. COVENANTS.

4.1 Funds Received After Closing.  Any and all funds received by Sellers after the Closing in respect of the Business, other than amounts received in respect of the Excluded Assets, shall be remitted to the Purchaser immediately upon receipt.  Any and all funds received by the Purchaser after Closing in respect of the Excluded Assets shall be remitted to NCP  immediately upon receipt.

4.2 Liabilities.  All liabilities with respect to the operation of the Business not otherwise provided for herein which are paid or become payable after the Closing (hereinafter defined) shall be allocated between Purchaser and Sellers according to the accounting period to which they relate.  Items relating to a time prior to the Closing Date shall be paid by Seller and those relating to a time thereafter shall be paid by Purchaser.  Obligations for taxes, rent, utilities, telephone service and other items which relate to a period prior to and after the Closing Date, will be prorated as of the Closing Date between Purchaser and Seller and adjusted between the parties as soon as possible after the invoices therefore are received.

4.3 Certain Employment Related Matters.  Prior to the Closing, Sellers will terminate all of its employees and Purchaser shall have the right, but not the obligation, to hire any or all of such employees.  Each such Employee that Purchaser elects to employ shall be employed by the Purchaser on an “at-will” basis and may be terminated at any time with or without cause.

4.4 Tax Matters.

4.4.1 The Seller Parties shall pay all taxes of whatsoever kind or nature imposed by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other tax authority (including all applicable penalties and interest, "Taxes") arising from or relating to the Contemplated Transactions if any, due as a result of the purchase, sale or transfer of the Assets in accordance herewith whether imposed by law on the Seller Parties or the Purchaser, and the Seller Parties shall indemnify, reimburse and hold harmless the Purchaser in respect of the liability for payment of or failure to pay any such Taxes or the filing of or failure to file any reports required in connection therewith.

4.4.2 The Seller Parties on the one hand, and Purchaser, on the other hand, agree to furnish or cause to be furnished to each other, upon request, such information and assistance (including access to books and records) relating to Seller and the Purchaser as is reasonably necessary for the preparation of any return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

5. INDEMNIFICATION.

5.1 Survival of Representations.  Each representation, warranty, covenant and agreement made by any party within this Agreement or pursuant hereto shall survive the Closing forever.  All statements contained herein and in any certificate, schedule, list and other document described pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties within the meaning of this Section.

5.2 Indemnification Of Purchaser.  Sellers and the Shareholders, jointly and severally, shall indemnify and hold harmless Purchaser against and in respect of all demands, claims, actions, liabilities, damages, losses, judgments, assessments, costs and expenses (including without limitation interest, penalties and attorney fees) (individually a “Claim” and collectively the “Claims”) asserted against, resulting to, imposed upon or incurred by Purchaser, directly or indirectly, and arising out of or resulting from (a) a breach of any representation, warranty, covenant or agreement made or to be performed by Sellers or the Shareholders under this Agreement, (b) any requirement that Purchaser satisfy or perform any Liability of Sellers or the Shareholders that is not an Assumed Liability, (c) any fraud or willful misconduct by NCP or the Shareholders in connection with this Agreement or the Contemplated Transactions or (d) the conduct of the Business prior to the Closing Date.

5.3 Indemnification of Sellers.  Purchaser shall indemnify and repay the Sellers for any amounts they are made to pay as a result of the Purchaser not meeting its obligations regarding the Business (as set forth in Section 1.1(iii)) or towards Ms. Brown (as set forth in Section 1.1(iv)) (individually a “Claim” and collectively the “Claims”).

5.4 Notification  Any party seeking indemnification hereunder shall hereinafter be referred to as the “Indemnified Party” and the other party shall hereinafter be referred to as the “Indemnifying Parties.”  The Indemnified Party shall, upon becoming aware or being put on notice of the existence of a Claim with respect to which the Indemnified Parties may be entitled to indemnification pursuant to this Section 5, promptly notify the Indemnifying Parties in writing of such matter.  The failure of the Indemnified Party to notify the Indemnifying Parties of any Claim with respect to which the Indemnified Party may be entitled to indemnification hereunder will not relieve the Indemnifying Parties of any liability that it may have to the Indemnified Party except to the extent the Indemnifying Parties are materially prejudiced thereby.

5.5 Settlement and Defense of Claims.  Except as hereinafter provided, upon receiving notice thereof in accordance with the provisions of Section 5.4 hereof, the Indemnifying Parties shall have the right to settle at its own cost and expense all Claims which are susceptible of being settled or defended, and to defend, through counsel of its own choosing and at its own cost and expense, any third party action which may be brought in connection therewith; provided, that the Indemnifying Parties shall be required to keep the Indemnified Party fully and currently informed of all settlement negotiations and of the progress of any litigation; and provided further that the Indemnified Party shall have the right to fully participate in the defense or settlement of any Claim at its own expense, except for its reasonable attorney’s fees which shall be paid by the Indemnifying Parties, if a third legal counsel chosen by the legal counsel of the Indemnified Party determines that: (a) there are or may be legal defenses available to such Indemnified Party that are different from or additional to those available to Indemnifying Parties and which could not be adequately advanced by counsel chosen by the Indemnified Party, or (b) a conflict or potential conflict exists between Indemnifying Parties and such Indemnified Party that would make such separate representation advisable.  The Indemnifying Parties shall not, without the prior written consent of the Indemnified Party, which consent shall not unreasonably be withheld, settle or compromise or consent to the entry of any judgment in any pending or the threatened claim, action or proceeding to which such Indemnified Party is a party.

5.6 Cooperation of Indemnified Party.  The Indemnified Party shall cooperate with the Indemnifying Parties in connection with the settlement or defense of any Claim.  In addition, except as hereinafter provided, the Indemnified Party shall not pay or voluntarily permit the determination of any Claim while the Indemnifying Party is negotiating the settlement thereof or litigating the Claim, except with the prior written consent of the Indemnifying Party.

5.7 Assumption by Indemnified Party.  Notwithstanding anything contained herein to the contrary, the Indemnified Party may, by releasing the Indemnifying Party from liability to him or it with respect to such Claim, take over and assume the settlement and defense of any Claim.

6. General Provisions.

6.1 Expenses.  Each party shall pay its own legal, accounting and other expenses.

6.2 Headings.  Headings are for convenience and are not admissible as to construction.

6.3 Notices.  All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if hand delivered or sent by overnight courier or delivery service or facsimile transmission to the applicable address appearing in the preamble to this Agreement, or to such other address as either party may have designated by like notice forwarded to the other party hereto.  All notices, except notices of change of address, shall be deemed given one business day if they have been mailed by overnight courier or delivery service, or immediately if they have been hand delivered or faxed, and notices of change of address shall be deemed given when received.  Notice shall be sent to the following addresses, unless otherwise changed as set forth herein:

If to Sellers:	NorthStar Consumer Products, LLC 10 Saugatuck Ave. Westport CT 06880 Attn: John Linderman Facsimile: 203 226 9029

If to Shareholders:	John Linderman and James Barickman 10 Saugatuck Ave Westport CT 06880 Facsimile: 203 226 9029

If to TWS:	Tristar Wellness Solutions, Inc. 10 Saugatuck Ave. Westport, Connecticut 06880Attn: Harry Pond, CEO Facsimile: 203 226 9029

If to Purchaser:	TriStar Consumer Products, Inc. 10 Saugatuck Ave. Westport, Connecticut 06880 Attn: Harry Pond, CEO Facsimile: 203 226 9029

with a copy to:	Law Offices of Craig V. Butler 9900 Research Drive Irvine, CA 92618 Attn: Craig V. Butler, Esq. Facsimile (949) 209-2545

6.4 Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

6.5 Application of Law; Venue.  This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Connecticut.  Venue for any cause of action brought relating to this Agreement or the Contemplated Transactions shall be Fairfield County, Connecticut.

6.6 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.7 No Third-Party Beneficiaries.  Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

6.8 Legal Fees and Costs.  If a legal action is initiated by any party to this Agreement against another, arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, or any dispute concerning the same, the prevailing party shall be reimbursed by the non-prevailing party for all reasonable expenses incurred in resolving such disputes, including reasonable attorneys’ fees.

6.9 Binding Agreements; Non Assignability.  Each of the provisions and agreements herein contained shall be binding upon and inure to the benefit of the personal representatives, heirs, devisees and successors of the respective parties hereto; but none of the rights or obligations attaching to either party hereunder shall be assignable, unless specifically noted.

6.10 Entire Agreement; Waiver.  This Agreement of the parties hereto with respect to the subject matter hereof, along with the exhibits and schedules hereto, constitutes the entire agreement between the parties, and no amendment, waiver, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by each party.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof of the exercise of any other right, power or privilege.  The rights and remedies herein shall be cumulative and not exclusive of any right or remedies provided by law.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

“TWS” Tristar Wellness Solutions, Inc. a Nevada corporation

By:	/s/ Harry Pond
Harry Pond, President

“PURCHASER” TriStar Consumer Products, Inc., a Nevada corporation

By:	/s/ Harry Pond
Harry Pond, President

“SELLER” NorthStar Consumer Products, LLC a Connecticut limited liability company

By:	/s/ John Linderman
John Linderman, President

“SHAREHOLDERS”

/s/ John Linderman
John Linderman, an individual

/s/ James Barickman
James Barickman, an individual

LIST OF SCHEDULES AND EXHIBITS

Schedule 1.2	Excluded Assets

Schedule 2.6	Material Contracts

Schedule 2.10.1	Personnel

Exhibit A	Assets

Exhibit B	Assumed Liabilities

Schedule 1.2

Excluded Assets

All assets of NCP not relating to the Business shall be considered Excluded Assets and not part of the Assets being transferred to the Purchaser, including, but not limited to the following:

•	NorthStar Consulting, LLC – Consulting business managed by John Linderman and James Barickman
•	OilFax Oil diagnostic product designs and patent(s)
•	Syzygy LLC, Owners of direct Access Testing business model
•	All existing office equipment and computer equipment

Schedule 2.6

Material Contracts

•
Contract with Michele Brown related to Beaute de Maman executed December 31, 2011. All obligations of the purchase agreement between NCP and Dr. Michele Brown will be transferred to the Purchaser. Material obligations include:

o
Royalty payment to Michele Brown – Seven percent (7%) of Net Invoiced Value (as defined below) for all products sold under the Beaute de Maman brand name and derived from formulas transferred under the agreement with NCP for a 20 year period ending December 31, 2031.

o	Royalty payments will be made quarterly within 45 days following the last day of each calendar quarter.

o
“Net Invoiced Value” means the gross proceeds actually received by NCP from the sale of products during the applicable time frame, less the value for product returns, refunds referral fees, credit card fees, sales and similar taxes any separately stated shipping and handling expenses, any brokers’ commissions, fees paid to online sales platforms such as, but not limited to, www.amazon.com, and similar selling expenses and commissions as well as any adjustments to list price associated with invoice terms or “off-invoice” allowance deductions.

o
NCP agrees to purchase all available Saleable Inventory from Michele Brown  at such time as its sells same to its customers and, further agrees to acquire any unsold Saleable Inventory on or before the third year anniversary of the date of this Agreement. Purchaser shall not make payment for any item of Saleable Inventory until such item is sold in commerce (or is otherwise acquired by NCP).  Promptly upon the sale of any item(s) of Saleable Inventory, but in any event no less frequently than monthly, NCP shall remit payment for such item(s) to Michele Brown at the price(s) specified in the executed Purchase Agreement. For the purposes of the foregoing, “Saleable Inventory” means:  (A) the finished goods of the Products held for sale by or for the benefit of NCP that are in good and merchantable condition; (B) Michele Brown’s’ stock of labels and packaging that is current and useable in the production of the Products for commercial sale; (C) any production samples of the Products being held for stability and production control; and (D) any components of Saleable Inventory specifically identified in the executed Purchase Agreement.  NCP agrees to purchase all existing inventory from Michele Brown to fulfill consumer and customer orders as long as the inventory remains in a condition suitable for sale.

o
NCP must continuously maintain for the entire “Royalty Period” (as hereinafter defined), product liability insurance  in the amount of no less than two million dollars ($2,000,000),  which policy must, at a minimum, cover claims regarding all covered products regardless of who manufactured same. NCP further agrees to name Michele Brown as an additional insured under all such policies.

o
NCP agrees that, notwithstanding the amount of the actual Adjusted Gross Receipts for Covered Products, it shall pay Michele. Brown a Minimum Royalty Payment of five hundred dollars ($500.00) per month for all Covered Products sold during the monthly period. The monthly Minimum Royalty Payment will be calculated against actual Royalty Payments on an annual basis. The Minimum Royalty Payment will only be provided to Dr. Brown in the case that current fiscal year to date payment is below the defined Minimum Royalty Payment terms. This Minimum Royalty Payment will become effective on April 1, 2012 and continue in effect for the full twenty year duration of the Royalty Period  The Royalty Payments shall be paid without set-off or deduction of any kind. Upon successful sale of the product line as defined below, NCP will not be entitled to Royalty Payments beyond this transaction date.

o
Sale of Product Line.  In the event of a sale of the NCP’s business as it relates to the Covered Products, including, without limitation, any sale included a part of a sale of all or substantially all the assets of NCP or a merger or recapitalization by NCP or sale of equity interests by any member of NCP that results in the transfer of all or any portion of the Product Line (as hereinafter defined) from NCP to a person or entity unaffiliated with NCP, NCP shall make payment to Michele Brown (the “Product Line Payment”) in an amount equal to twenty percent (20%) of that portion of the proceeds reasonably allocable to the Product Line.  For the purposes of the foregoing, the “Product Line” means the Covered Products and the Intellectual Property conferring the right in the owner to market and distribute any or all of the Covered Products.  For the avoidance of doubt, Product Line includes any products that are pregnancy related.  If the sale of a Product Line is consummated that involves any payments that are not made at the closing of such transaction, such as NCP notes or earn-out payments, the applicable portion of the payment obligation set forth herein relating to such deferred or contingent payments shall only become due and payable upon receipt of any such payments by NCP or its affiliates.  Further, in the event that NCP is required to return any purchase consideration received in connection with one of the foregoing transactions, including the sale of a Product Line, as a result of indemnification obligations or otherwise, Sellers shall promptly pay to Purchaser NCP’ portion of any such returned proceeds.  It shall be a condition to any sale under this Section 2I that the prospective purchaser (or surviving entity in any merger) shall: (i) then have (and shall confirm to Michele Brown it writing its agreement to maintain for a period of time not less than the then remaining Royalty Period) product liability insurance in amounts greater than or equal to (and with  coverage greater than or equal to) the insurance required to be maintained by Purchaser under this Agreement; and (ii) name Michele Brown as an additional named insured under such policy or policies

o
Michele Brown shall provide certain consulting services to NCP from time to time, upon NCP’s request, including, but not limited to, developing maternity-related content for http://www.beautedemaman.com,or any other website that NCP  might use to promote the sale of Products, the identification, formulation, packaging and positioning of any new products that can be added to the brand, and providing ad hoc advisory services (collectively, the “Services”).  NCP retains ownership of all content created by Michele Brown for any use in other marketing or advertising activities at NCP’s sole discretion. In consideration of Michele Brown’s provision of the Services, NCP shall pay to Michele Brown a consulting fee (the “Consulting Fee”) in an amount equal to the greater of: (i) One Hundred Dollars ($100) per hour for each hour that Michele Brown performs Services during the prior month; or (ii) One Thousand Dollars ($1,000.00).  Within ten (10) days following the end of each calendar month, Michele Brown shall submit to NCP a schedule identifying the nature and duration of Services performed during such month.  NCP agree that the maximum level of monthly consulting support for Michele Brown will not exceed $1,000 per month for the first twelve (12) months following the execution of this agreement. Michele Brown will provide the independent consulting activities in any manner using any electronic, internet or personal office location at her discretion. NCP shall pay the Consulting Fee within thirty (30) days following receipt of Michele Brown’s monthly invoice.  At any point during this agreement, NCP and Michele Brown can mutually agree to increase the Consulting Fee. The minimum Consulting Fee may be increased on the anniversary date of the executed agreement for each subsequent year.

Schedule 2.10

Personnel

o	John Linderman – Annual compensation $300,000.00
o	James Barickman – Annual compensation $300,000.00

Exhibit A

Assets

The Assets are all assets, trade products and services related to the Beauté de Maman line of health and beauty products and the formulation development for the itch suppression formula.

Beauté de Maman is a unique line of health & beauty products developed by a board-certified OBGYN to treat problems specifically related to the physiological and hormonal changes experienced by women during pregnancy. The Assets will include, but are not limited to:

1)	“Beauté de Maman” brand, logo, domain name and website: (www. beautedemaman.com);
2)	All inventory existing at Closing in “as is” condition;
3)	All third party contracts and relationships related to Beauté de Maman products, including all supplier agreements;
4)	All customer lists, mailing lists, and customer data;
5)	All marketing, training and promotional content and materials prepared by Sellers and/or its employees and independent contractors relating to the Assets; and
6)	Any office equipment designated by the Purchaser.

The itch suppression assets include formula proprietary formula knowledge and development activity.

Exhibit B

Assumed Liabilities

o	All liabilities for managing the Beaute de Maman business as defined within the executed Purchase Agreement between NCP and Michele Brown. Specifically included liabilities include:

o	$7,386.00 payment to Michele Brown for formula transfer, due April 1, 2013;

o	All formula and package development associated with retail distribution plans;

o	All manufacturing and inventory costs associated with Beaute de Maman products;

o	All expenses associated with the normal course of business and associated costs for selling products via the internet or retail channels.

o	All liabilities associated with the continued formula development of the itch suppression product. Known liabilities include, but are not limited to, the following:

o	Cadaver skin testing;

o	Clinical efficacy and claims testing;

o	Formula optimization and initial product manufacturing;

o	Consumer research concept and product testing;

o	FDA filing and registration;

o	Potential patent filing;

o	Legal costs associated with finalizing formulation and IP agreements with third party providers.